EXHIBIT F-1

                                 March 23, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:   Metropolitan Edison Company - File No. 70-10192
               Pennsylvania Electric Company - File No. 70-10193
               Pennsylvania Power Company - File No. 70-10194

Ladies and Gentlemen:

     As counsel for Metropolitan Edison Company ("Met-Ed"), Pennsylvania Electric Company ("Penelec"), and Pennsylvania Power Company ("Penn Power"), each of which is a Pennsylvania corporation and a public-utility subsidiary of FirstEnergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), we are delivering this opinion to you in connection with the Applications-Declarations on Form U-1, as amended, filed in File Nos. 70-10192, 70-10193 and 70-10194 (the "Applications") by, respectively, Met-Ed, Penelec and Penn Power. Met-Ed, Penelec and Penn Power are referred to herein individually as an "Applicant" and collectively as the "Applicants." The Applicants are seeking authorizations and approvals for the proposed transactions described in the Applications (the "Transactions"). All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Applications.

     Specifically, each Applicant is seeking the authorization and approval of the Commission (i) to form and acquire all of the membership interests of an SPE, to which it intends to sell its Receivables, (ii) to make Subordinated Loans to its SPE, and (iii) to cause its SPE to make distributions that may represent a return of capital invested by the Applicant in the SPE.

     In connection with this opinion, we have examined the Applications and the exhibits thereto, and originals, or copies certified or otherwise proven to our satisfaction, of such corporate records of the Applicants, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transactions, certificates of officers and representatives of the Applicants, and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to


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us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates by officers of the Applicants and other appropriate persons and statements contained in the Applications. For purposes of the opinions expressed in paragraph number 3 below, we have assumed that the substantive law of the State of Illinois, which governs the notes evidencing the Subordinated Loans, does not differ in any material respect from the New York law insofar as the valid and binding nature of the notes is concerned.

     Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, we are of the opinion that, in the event the proposed Transactions are consummated as described in the Applications:

     1. All state laws applicable to the proposed Transactions will have been complied with;

     2. Each SPE is validly organized and duly existing under the laws of the jurisdiction under which it is organized;

     3. The notes evidencing Subordinated Loans by an Applicant to its SPE will be valid and binding obligations of the SPE in accordance with their terms;

     4. Each Applicant will legally acquire the membership interests of its SPE and notes of its SPE evidencing Subordinated Loans; and

     5. The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any "associate company," as defined under the Act, of any Applicant.

     The opinions expressed herein are subject to the following assumptions or conditions:


       (i) The authorizations and approvals of the Transactions given by the Board of Directors of each Applicant and, if necessary, the shareholders of any Applicant, shall remain in effect at the closings thereof and such Transactions shall have been conducted in accordance with the applicable authorizations and approvals.

       (ii) The Commission shall have duly entered an appropriate order or orders granting and permitting the Applications to become effective with respect to the Transactions.

       (iii) The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state and federal commissions or regulatory authorities having jurisdiction over any of the Transactions and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closings thereof.


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       (iv)   The Applicants shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     We express no opinions with respect to laws other than those of the State of New York, the Commonwealth of Pennsylvania, and the limited liability company law of the State of Delaware. With respect to all matters governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP, special Pennsylvania counsel for the Applicants, which is being filed as Exhibit F-2 to each Application.

     We hereby consent to the filing of this opinion as an exhibit to each Application. This opinion letter is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.


                                         Respectfully yours,



                                         Thelen Reid & Priest LLP


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